Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF CABALETTA BIO, INC.

Cabaletta Bio, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	The Third Amended and Restated Certificate of Incorporation, as heretofore amended, is hereby amended by replacing the first paragraph of Article IV in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred and ten million (310,000,000), of which (i) two hundred and ninety three million five hundred and ninety thousand four hundred and eighty-one (293,590,481) shares shall be a class designated as voting common stock, par value $0.00001 per share (the “Voting Common Stock”), (ii) six million four hundred and nine thousand five hundred and nineteen (6,409,519) shares shall be a class designated as non-voting common stock, par value $0.00001 per share (the “Non-Voting Common Stock”) and (iii) ten million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.00001 per share (the “Undesignated Preferred Stock”). Any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Certificate, shall refer to Voting Common Stock, unless specific reference is made to the Non-Voting Common Stock.”

2.

The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the foregoing amendments set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the DGCL.

3.	The stockholders of the Corporation duly adopted the amendments set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on June 9, 2025.

CABALETTA BIO, INC.

By:	/s/ Steven Nichtberger
Name Steven Nichtberger, M.D.
Title: Chief Executive Officer